EXHIBIT 99.1

Rock of Ages Will Divest Its Quarrying and Manufacturing Operations in Georgia

CONCORD, NEW HAMPSHIRE, September 11, 2001...ROCK OF AGES CORPORATION (NASDAQ/NMS:ROAC)announced today that it has sold its Southern Mausoleum manufacturing operations in Elberton, Georgia, entered a definitive purchase and sale agreement to sell its Georgia quarry operations, and signed a letter of intent to sell its Childs & Childs manufacturing plant also in Elberton, Georgia. If the two pending agreements are closed as planned by approximately September 30, 2001, Rock of Ages will have divested all of its quarry and manufacturing operations in Georgia in three separate transactions to unrelated parties. The Company also announced the sale of an idle plant building in Barre, Vermont which had not been operated since 1997.

"These Georgia sales will reduce reported revenue going forward by approximately $3,350,000, but will also eliminate the annual operating losses the Company incurred historically in these operations," said Rock of Ages Chairman and CEO Kurt Swenson.

The net sales price after selling expenses is approximately $4,960,000, of which approximately $3,320,000 has been or will be paid in cash on closing and $1,640,000 will be paid over a total of seven years against promissory notes bearing interest at the prime rate secured by either first or second liens on the divested assets. All accounts receivables of the businesses are being retained by the Company.

The quarry operations covered by the definitive agreement will be sold for approximately $2,138,000 after selling expenses. In the year 2000, these operations had reported sales of approximately $220,000 and an operating loss of approximately $64,000. The Georgia manufacturing operations, which have been or will be sold for approximately $2,522,000 after selling expenses, had total reported revenue in 2000 of approximately $3,130,000 and an operating loss of approximately $730,000. The balance of the net sales proceeds of $300,000 is attributable to the sale of the idle plant in Barre, Vermont.

Rock of Ages will incur a one-time, non-recurring, non-cash charge for the third quarter of approximately $1,600,000 to write off goodwill on its books for the Georgia manufacturing operations not recovered by the sales proceeds. In connection with the Childs & Childs sale, the Company agreed to purchase its requirements of Elberton monuments manufactured in Elberton from the buyer of those operations.

Swenson added, "These sales are consistent with our strategic plan to focus the Company's resources on building and expanding our profitable quarry operations and our branded retail distribution system. The memorials manufactured in Georgia with granite from the Georgia quarries constitute less than 4% of our memorial sales at retail and less than 5% of all the memorials we purchase or manufacture annually for our distribution system. We could not justify retaining these assets in view of their smaller-than-expected role in our brand program and the resultant unacceptable return on the assets employed." He noted the supply agreement for the purchase of Elberton memorials is on favorable terms and will reduce the Company's overall costs in connection with the sourcing of these memorials.

About Rock of Ages

Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.